Exhibit 3.18

CERTIFICATE OF FORMATION

OF

GREAT LAKES ENVIRONMENTAL AND INFRASTRUCTURE SOLUTIONS, LLC

This Certificate of Formation of Great Lakes Environmental and Infrastructure Solutions, LLC (the “Company”), dated October 21, 2014, is being duly executed and filed by the undersigned, an authorized person, under the provisions and subject to the requirements of the Delaware Limited Liability Company Act.

It is hereby certified that:

1. The name of the limited liability company hereby formed is Great Lakes Environmental and Infrastructure Solutions, LLC.

2. The purpose of the Company is to transact any or all lawful business for which a limited liability company may be organized under the Delaware Limited Liability Company Act.

3. The duration of the Company is to be perpetual.

4. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

5. The name and address of the registered agent for service of process on the LLC in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

By:	/s/ Cheryle A. Stone
	Name:	Cheryle A. Stone
	Title:	Authorized Person